8000 Towers Crescent Drive Suite 1220 Vienna, VA 22182 (703) 918-2420 http://www.arielway.com	Investor Relations Contact Information Phone: (703) 918-2420 E-mail: info@arielway.com

Ariel Way, Inc. Issues Letter to Shareholders

Vienna, VA, December 04, 2007 -- Ariel Way, Inc., (OTC Bulletin Board: AWYI) Chairman, President and CEO Arne Dunhem issued the following Letter to Shareholders:

Dear Ariel Way Shareholders:

Many of you have had questions regarding the Company's plans and future. I would like to address this and outline some intentions for our going forward plans.

Background

Ariel Way, Inc. is a technology and services company for highly secure global communications, multimedia, digital signage solutions and technologies. We are focused on developing innovative and secure technologies, acquiring and growing profitable advanced technology companies and global communications service providers and creating strategic alliances with companies in complementary product lines and service industries.

Since early 2005, we provided in both the US and Europe solutions over large satellite networks for corporate encrypted Business Television (BTV) services. These services included BTV services for leading technology and manufacturing companies throughout the United States. We also provided services for one of the biggest banking groups in the United Kingdom with over 1,500 bank branch offices throughout the U.K.

We have over the last year worked hard to significantly reduce our debt and liabilities which were $3,288,087 as of September, 2006. We are now pleased to announce that our debt and liabilities have been reduced down to less than approximately $600,000.

Plans Going Forward

Going forward, we plan to expand our experience in highly secure global communications and focus more on the objective of building a state-of-the-art nationwide highly secure Digital Signage Network (“DSN”). This is also called an Out-of -Home media advertising network. This network is planned to have advanced high-quality digital displays like High-Definition 42-inch or 52-inch plasma or LCD large screen displays. These displays are intended to be installed at different retail venues that include e.g. shopping malls and shopping centers, major supermarkets, and various department stores. The media for the network is intended to be delivered over a combination of satellite, terrestrial and wireless local networks. The majority of the revenue is expected to be generated by selling advertising time and media on the various displays nationwide to advertising agencies or directly to advertising clients.

In expanding and developing the new DSN network and services, we believe it is critical that we work directly with a number of strategic partner companies including advertising agencies, equipment and display manufacturing companies, content and media production, installation, maintenance, and satellite services companies.

We need to become a profitable company with growing revenues. Short-term, this can only be through the acquisition of profitable operations that fit our strategy. As of today, we have had discussions with over 10 companies that have shown interest in possibly being acquired by us, both in the US and overseas. We believe these different companies are strategic to us since they represent businesses in media and content production, advertising placements, engineering and installation firms. As soon as possible, we will make announcements on the development of these activities.

Ultimately, the intent is to re-build the shareholder value. Long-term we also have to qualify for an application to be listed with a major market like e.g. NASDAQ National Market and to graduate from the Bulletin Board as soon as possible. Currently, we are subject to the SEC's "penny stock rules" because we are on the Bulletin Board and our stock price is less than $5.00 per share. That means that stockbrokers cannot legally "solicit" their clients to buy Ariel Way stock. Also, many institutions are limited to buying only listed stocks - a key reason for us to become fully listed.

We believe it is important that we re-establish our investors’ trust in us and that we can re-build access to various funding alternatives. Our management team and Board of Directors need to be expanded in order to accelerate the growth of the Company and to ensure adequate corporate governance. As we go, we also need to establish new agreements with highly respected investment bankers to support our financing strategy and raising of adequate capital for the growth of the business.

In closing, I would like to personally thank each and every Shareholder for their support and I look forward to be part of building Ariel Way into a large, profitable company.

Respectfully,

Arne Dunhem
Chairman, President and CEO
Ariel Way, Inc.

About Ariel Way, Inc.
Ariel Way, Inc., a Florida corporation (“Ariel Way” or the “Company”), is a technology and services company for highly secure global communications, multimedia and digital signage solutions and technologies. The Company is focused on developing innovative and secure technologies, acquiring and growing profitable advanced technology companies and global communications service providers and creating strategic alliances with companies in complementary product lines and service industries.

More information about Ariel Way can be found on the web at http://www.arielway.com.

Forward-Looking Statements: Certain of the statements contained herein may be, within the meaning of the federal securities laws, "forward-looking statements," which are subject to risks and uncertainties that could cause actual results to differ materially from those described in the forward-looking statements. Such forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the Company to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements. See the Company's Form 10-KSB for the fiscal year ended September 30, 2006 for a discussion of such risks, uncertainties and other factors. Any forward-looking statements are made pursuant to the Private Securities Litigation Reform Act of 1995 and, as such, speak only as of the date made. These forward- looking statements are based on management's expectations as of the date hereof, and the Company does not undertake any responsibility to update any of these statements in the future.